GREENLITE VENTURES INC.
810 Peace Portal Drive, Suite 201
Blaine, Washington 98230

GREENLITE ANNOUNCES CHANGES TO CARBON OFFSETS MARKETING WEBSITE

Blaine, WA – September 6, 2012 (OTCBB: GLTV) Greenlite Ventures Inc. (“Greenlite”) announced today that it has made a number of strategic changes to its carbon offsets marketing website at www.greenlitecarboncredits.com. The changes have been made in order to boost response to Greenlite’s product offerings. The most important change is the reduction of price for carbon offsets. The pricing structure is now $12.50 for one month of carbon offsets, $35.00 for three months and $120 for a full year of carbon offsets. For the one month product, this represents a reduction of in excess of 16%. In addition, carbon offsets can now be purchased using major credit cards. The changes are part of an ongoing strategy to kick-start interest in the Company’s carbon offsets products. Other strategies under consideration and subject to financing include an advertising campaign to drive purchasers to the site and create awareness of Greenlite and its products.

About Greenlite

Greenlite is a carbon offsets marketing company. We market carbon offsets through our website to voluntary markets where no verification is required. Greenlite has the exclusive agreement to sell offsets generated by United Nature. United Nature owns and manages sustainable teak plantations and invests in buying rainforest for reforestation. Their projects are located in Darien Province, Panama. Greenlite’s longer term plan is to market and sell verified Deforestation and Degradation (REDD) carbon offsets from global restoration projects. Our focus is on reforestation, ideally with producers, similar to United Nature who provide work opportunities and benefits to the indigenous people. Greenlite’s longer term plans also include seeking to join carbon exchanges and marketing other forms of verified carbon credits.

Greenlite’s shares are traded in the United States on the OTC Bulletin Board (OTCBB: GLTV).

This press release may contain, in addition to historic information, forward-looking statements. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. There is no assurance that the new pricing structure and credit card capability will result in sales or increased sales of carbon offsets by Greenlite. Greenlite has recently commenced marketing carbon offsets through its website and there is no assurance that such marketing efforts will be successful. There is no assurance that Greenlite will obtain necessary funding to launch an advertising campaign.

Contact:
Howard Thomson
Tel: 360-220-5218
Email: Info@greenlitecarboncredits.com